Exhibit 99.1

NEWS RELEASE
CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852
MOTORCAR PARTS OF AMERICA REPORTS FISCAL 2010
FIRST QUARTER RESULTS
—Sales Momentum Returns Late in the Quarter; Anticipates Strong Fiscal Year —
LOS ANGELES, CA — August 10, 2009 — Motorcar Parts of America, Inc.
(NasdaqGM: MPAA) today reported results for its 2010 fiscal first quarter, with sales returning in the last month of the quarter to more normalized levels to two of the company’s largest customers.
     Net sales for the fiscal 2010 first quarter ended June 30, 2009 were $32.7 million compared with $32.7 million for the same period last year. As noted above, sales for the fiscal 2010 first quarter reflect the reduction in sales in the first two months of the quarter, offset by sales to new customers.
     Net income for the fiscal 2010 first quarter ended June 30, 2009 was $1.2 million, or $0.10 per diluted share, compared with $3.0 million or $0.25 per diluted share, a year ago.
     Gross profit for the fiscal 2010 first quarter was $7.2 million compared with $11.5 million for the same period a year ago. Gross profit as a percentage of net sales for the first quarter was 21.9 percent compared with 35.1 percent a year ago. The fiscal first quarter a year earlier benefited from the reversal of a $1.3 million accrual, or $0.07 per diluted share, related to customs duty claims; higher scrap metal revenues of approximately $900,000, or $0.04 per diluted share; lower packaging and other period costs; and the positive impact in the first quarter of the prior fiscal year (fiscal 2009) of an acceleration of promotional allowances in the fourth quarter of fiscal 2008, which otherwise would have been earned by a customer during the first quarter of fiscal 2009 of $1.2 million, or $0.06 per diluted share.
     The company noted that gross margin was also impacted by an inventory write-down of approximately $800,000 in the first quarter as a result of lower production costs. During the same period last year, the company experienced a non-cash write-down of inventory, offset by a reversal of a customs duty accrual discussed above. Monthly sales volatility, as well as operating expenses in connection with the launch of an enhanced product line, accounted for the remaining declines in comparable gross margin.
     “The company experienced a significant pick-up of sales in the third month of the quarter from existing customers that gives us optimism that our base revenue is very strong. Sales in the first
(more)

Motorcar Parts of America, Inc.
2-2-2
month of the current quarter continued to be strong,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts. “The volume of anticipated business from existing and new customers is encouraging. Enhanced utilization of manufacturing capacity and our ability to leverage the company’s low-cost manufacturing structure and produce quality products are key components of the company’s growth strategy,” said Joffe.
     Joffe noted that increased absorption of fixed costs from anticipated new business will enhance operating margins and enable the company to improve earnings performance for the remaining quarters of the year. He added that the company expects further balance sheet improvements in fiscal 2010 and positive cash flow, supported by increased sales volume and an improved factoring environment for key customers.
     General and administrative expenses for the fiscal 2010 first quarter decreased 40.2 percent to $2.5 million from $4.2 million a year earlier — primarily due to a non-cash gain in currency mark-to-market accounting for foreign exchange contracts of $964,000, or $0.05 per diluted share, compared with a gain of $203,000, or $0.01 per diluted share, a year ago; and a decrease of approximately $900,000 in audit, consulting and other professional fees and other general and administration expenses.
     Industry statistics related to replacement rates for alternators and starters continue to be positive. “With approximately 240 million vehicles currently on the road and 130 million vehicles at least nine years old, we are currently seeing and anticipate improved demand for our products — particularly if miles driven continue to increase,” Joffe said.
Teleconference and Web Cast
     Selwyn Joffe, chairman, president and chief executive officer, and David Lee, chief financial officer, will host an investor conference call today at 10:00 a.m. Pacific time to discuss the company’s financial results and operations for the fiscal 2010 first quarter. The call will be open to all interested investors either through a live audio Web broadcast at www.motorcarparts.com or live by calling (800)-967-7187 (domestic) or (719)-457-2632 (international). For those who are not available to listen to the live broadcast, the call will be archived for seven days on Motorcar Parts of America’s website. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific time on Monday, August 10, 2009 through 9:00 p.m. Pacific time on Monday, August 17, 2009 by calling (888)-203-1112 (domestic) or (719)-457-0820 (international) and using access code: 1798465.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and
(more)

Motorcar Parts of America, Inc.
3-3-3
Canada, with remanufacturing facilities located in California, Mexico and Malaysia, and administrative offices located in California, Tennessee, Mexico, Singapore and Malaysia. Additional information is available at www.motorcarparts.com.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2009 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
#   #   #
(Financial tables follow)
(more)

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	June 30,
	2009	2008
Net sales	$32,690,000	$32,705,000
Cost of goods sold	25,519,000	21,225,000

Gross profit	7,171,000	11,480,000
Operating expenses:
General and administrative	2,512,000	4,202,000
Sales and marketing	1,272,000	1,012,000
Research and development	334,000	462,000

Total operating expenses	4,118,000	5,676,000

Operating income	3,053,000	5,804,000
Other expense (income):
Interest expense	996,000	832,000
Interest income	—	(14,000)

Income before income tax expense	2,057,000	4,986,000
Income tax expense	862,000	1,954,000

Net income	$1,195,000	$3,032,000

Basic net income per share	$0.10	$0.25

Diluted net income per share	$0.10	$0.25

Weighted average number of shares outstanding:
Basic	11,962,021	12,070,555

Diluted	12,071,451	12,193,667

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30, 2009	March 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash	$1,147,000	$452,000
Short-term investments	329,000	335,000
Accounts receivable — net	8,845,000	11,121,000
Inventory— net	28,161,000	27,923,000
Inventory unreturned	4,804,000	4,708,000
Deferred income taxes	8,280,000	8,277,000
Prepaid expenses and other current assets	1,358,000	1,355,000

Total current assets	52,924,000	54,171,000
Plant and equipment — net	13,717,000	13,997,000
Long-term core inventory	62,269,000	62,821,000
Long-term core inventory deposit	24,451,000	24,451,000
Long-term deferred income taxes	989,000	989,000
Intangible assets — net	2,457,000	2,564,000
Other assets	572,000	595,000

TOTAL ASSETS.	$157,379,000	$159,588,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,617,000	$24,507,000
Note payable	429,000	722,000
Accrued liabilities	1,440,000	1,451,000
Accrued salaries and wages	3,604,000	3,162,000
Accrued workers’ compensation claims	1,718,000	1,895,000
Income tax payable	1,370,000	1,158,000
Line of credit	20,100,000	21,600,000
Other current liabilities	634,000	1,624,000
Current portion of capital lease obligations	1,613,000	1,621,000

Total current liabilities	54,525,000	57,740,000
Deferred core revenue	6,138,000	5,934,000
Deferred gain on sale-leaseback	712,000	843,000
Other liabilities	641,000	587,000
Capitalized lease obligations, less current portion	1,007,000	1,401,000

Total liabilities	63,023,000	66,505,000
Commitments and Contingencies
Shareholders’ equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 11,962,021 shares issued and outstanding at June 30, 2009 and March 31, 2009	120,000	120,000
Additional paid-in capital	92,515,000	92,459,000
Additional paid-in capital-warrant	1,879,000	1,879,000
Accumulated other comprehensive loss	(1,962,000)	(1,984,000)
Retained earnings	1,804,000	609,000

Total shareholders’ equity	94,356,000	93,083,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$157,379,000	$159,588,000